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    Exhibit 23

Independent Auditors' Consent

The Board of Directors
The Toro Company:

    We consent to incorporation by reference in the Registration Statements (Nos. 33-31586, 33-38308, 33-44668, 33-51563, 33-55550, 33-59563, 333-44879, 333-87461, and 333-20901) on Forms S-3 and S-8 of The Toro Company of our reports dated December 13, 1999, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of earnings and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three year period ended October 31, 1999, which reports are included in or incorporated by reference in the annual report on Form 10-K of The Toro Company.

KPMG LLP

Minneapolis, Minnesota
January 25, 2000

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Independent Auditors' Consent